BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: CloudCommerce, Inc. Entity or Nevada Business Identification Number (NVID): NV20021209011
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series F Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* up to eight hundred thousand (800,000) shares of Series F Preferred Stock of the Company (see attached)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X ______________________ Date: 12/27/19 Signature of Officer

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
OF
CLOUDCOMMERCE, INC.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES F PREFERRED STOCK

CloudCommerce, Inc. (the "Company"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted resolutions (a) authorizing the issuance of up to eight hundred thousand (800,000) shares of Series F Preferred Stock of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES. There shall hereby be created and established a series of "Series F Preferred Stock" and the number of shares initially constituting such series shall be up to eight hundred thousand (800,000) shares.

SECTION 2. STATED VALUE. The Stated Value of the Series F Preferred Stock will be $25.00 per share.

SECTION 3. DIVIDENDS. The holders of outstanding shares of Series F Preferred Stock (the "Holders") will be entitled to receive, out of any funds and assets of the Company legally available therefor, dividends payable monthly (within 3 business days of the end of each calendar month), at the annual rate of 10% of the Stated Value, payable in preference and priority to any payment of any dividend of the common stock of the Company (the "Common Stock"), and on a pari passu basis with the Series A Preferred Stock. The right to such dividends of the Holders of Series F Preferred Stock will be cumulative.

SECTION 4. LIQUIDATION. Upon any liquidation, dissolution or winding- up of the Company, the Series F Preferred Stock will entitle the Holders, out of the assets of the Company available for distribution to its shareholders upon such liquidation, an amount equal to the Stated Value, for each share of Series F Preferred Stock, plus any accrued but unpaid dividends on such shares, before any payment may be made or any assets distributed to the holders of the Common Stock.

SECTION 5. VOTING AND PROTECTIVE PROVISIONS. (a) Except as required by law or as specifically provided herein, the Holders of Series F Preferred Stock will not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting).

(b) So long as any shares of Series F Preferred Stock remain outstanding, the Company will not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least a majority of the then outstanding shares of Series F Preferred Stock voting together as one class, alter or change the rights, preferences or privileges of the shares of the Series F Preferred Stock so as to affect materially and adversely such shares.

(c) The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

SECTION 6. NO CONVERSION RIGHTS. The Series F Preferred Stock will have no conversion rights.

SECTION 7. REDEMPTION.

The Company may in its sole discretion (to the extent it may lawfully do so), at any time commencing one year after the initial issuance date of the Series F Preferred Stock, redeem any outstanding shares of Series F Preferred

Stock at a price equal to the Stated Value plus any accrued but unpaid dividends thereon. In the event the Company exercises such redemption right for less than all of the then-outstanding shares of Series F Preferred Stock, the Company shall redeem the outstanding shares of the Holders of a pro rata basis. The Company may exercise such redemption right at any time by providing written notice of such redemption and payment of the redemption price to the Holders. Upon payment of the redemption price by the Company in accordance herewith, the shares of Series F Preferred Stock that have been redeemed will revert to the status of authorized but unissued preferred stock.

SECTION 8. NOTICES. Any notice required hereby to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, or provided by fax or e-mail, to the Holders of record at their respective addresses appearing on the books of the Company

SECTION 9. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the Series F Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company on this 27th day of December, 2019.

/s/ Andrew Van Noy

Name: Andrew Van Noy
Title: Chief Executive Officer